FOR IMMEDIATE RELEASE

Papa Johns Announces CFO Transition

Chris Collins, SVP, Corporate Finance and Principal Accounting Officer, Appointed Interim CFO

LOUISVILLE, Ky., June 30, 2026 – Papa John’s International, Inc. (Nasdaq: PZZA) (“Papa Johns”) (the “Company”) today announced that Chris Collins, Senior Vice President of Corporate Finance and Principal Accounting Officer, has been appointed to the additional position of interim Chief Financial Officer, effective immediately. Collins succeeds Ravi Thanawala, who is leaving Papa Johns to assume a chief financial officer position at another public company. Thanawala will be available to Papa Johns in an advisory capacity until July 31, 2026, to support a smooth transition. Papa Johns has commenced a search for a permanent Chief Financial Officer.

Collins is a seasoned finance professional with more than 30 years of experience leading finance functions at public companies in the United States and internationally. He joined Papa Johns as Vice President, Treasury and Tax in April 2021 and previously served as the Company’s interim Chief Financial Officer and Principal Accounting Officer from March 2023 until July 2023. From July 2023 to July 2025, Collins served as Vice President of Finance - Treasury, Tax, and International Business Segment. He was appointed Senior Vice President of Corporate Finance and Principal Accounting Officer in July 2025. Prior to joining Papa Johns, Collins served as the Vice President, Treasury at Signet Jewelers from 2019 until 2020. Prior to 2019, he held several financial leadership roles with The Goodyear Tire & Rubber Company in the United States and Europe, and with American Axle & Manufacturing.

“Chris is a proven finance leader with deep knowledge of the Company and the opportunities we are pursuing to maximize shareholder value and position Papa Johns for its greatest success as the best pizza makers in the business,” said Todd Penegor, President and Chief Executive Officer of Papa Johns. “I am confident that Chris’s support in this interim role along with our talented team will enable continued execution on our transformation priorities.”

“I look forward to working closely with Todd and the Papa Johns Executive Leadership Team to further drive operating efficiencies, optimize the Company’s fleet and strengthen the Papa Johns brand,” said Chris Collins.

Penegor continued, “On behalf of the Papa Johns team, I want to thank Ravi for his leadership and contributions to the Company. He has been a valued colleague, and we wish him all the best in his next chapter.”

In connection with Thanawala’s departure, Marc Richard, Senior Vice President of North America Operations, has assumed responsibility for all North America operations, including those previously overseen by Thanawala in his role as President.

Separately, Papa Johns will release its second quarter financial results before the market opens on Thursday, August 6, 2026, with a conference call to follow at 8:00 a.m. ET.

Participants on the call will include Todd Penegor, President and Chief Executive Officer, Chris Collins, interim Chief Financial Officer, Senior Vice President of Corporate Finance and Principal Accounting Officer, and Heather Hollander, SVP Strategy, Investor Relations, and Financial Planning and Analysis.

To listen to the webcast, participants should register online at https://ir.papajohns.com/news-events/ir-calendar. Participants are requested to register a day in advance or at least a minimum 15 minutes before the start of the call. A replay of the webcast will be available approximately two hours after the call and archived on the same web page.

About Papa Johns

Papa John’s International, Inc. (Nasdaq: PZZA) opened its doors in 1984 with one goal in mind: BETTER INGREDIENTS. BETTER PIZZA.® Papa Johns believes that using high-quality ingredients leads to superior quality pizzas. Its original dough is made of only six ingredients and is fresh, never frozen. Papa Johns tops its pizzas with real cheese made from mozzarella, pizza sauce made with vine-ripened tomatoes that go from vine to can in the same day and meat free of fillers. It was the first national pizza delivery chain to announce the removal of artificial flavors and synthetic colors from its entire food menu. Papa Johns is co-headquartered in Atlanta, Ga. and Louisville, Ky. and is the world’s third-largest pizza delivery company with more than 6,000 restaurants in approximately 50 countries and territories. For more information about the Company or to order pizza online, visit www.papajohns.com or download the Papa Johns mobile app for iOS or Android.

Forward-Looking Statements

Certain matters discussed in this press release and other Company communications that are not statements of historical fact constitute forward-looking statements within the meaning of the federal securities laws. Generally, the use of words such as “expect,” “intend,” “estimate,” “believe,” “anticipate,” “will,” “forecast,” “outlook”, “plan,” “project,” or similar words identify forward-looking statements that we intend to be included within the safe harbor protections provided by the federal securities laws. Such forward-looking statements include or may relate to business and operational performance, profit margins, net unit growth, unit level performance, capital expenditures, restaurant and franchise development, franchisee relations, International business initiatives, executive leadership changes, the effectiveness of our transformation strategy and other business initiatives, investments in technology and other opportunities, marketing efforts and investments, liquidity, operating efficiencies and the results of our strategic decisions and actions. Such statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict and many of which are beyond our control. Therefore, actual outcomes and results may differ materially from those matters expressed or implied in such forward-looking statements.

Our forward-looking statements are based on our assumptions which are based on currently available information. Actual outcomes and results may differ materially from those matters expressed or implied in our forward-looking statements as a result of various factors, including the risks, uncertainties and assumptions discussed in detail in “Part I. Item 1A. – Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 28, 2025. We undertake no obligation to update publicly any forward-looking statements, whether as a result of future events, new information or otherwise, except as required by law.

Papa Johns Investor Relations:
investor_relations@papajohns.com

Papa Johns Press Contact:
Janelle Panebianco
VP, External and Integrated Communications
Janelle_Panebianco@papajohns.com

Source: Papa John’s International, Inc.